UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Multimedia Games, Inc.

(Name of Registrant as Specified in its Charter)

N/A

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0 -11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

April 18, 2008

Dear Shareholder:

You are cordially invited to attend the annual meeting of shareholders of Multimedia Games, Inc., to be held on Thursday, May 29, 2008 at 9:30 a.m. local time, at the offices of our outside legal counsel, DLA Piper US LLP, located at 1221 South Mopac Expressway, Suite 400, Austin, Texas 78746.

Details of the business to be conducted at the annual meeting are provided in the attached Notice of Annual Meeting of Shareholders and Proxy Statement for Annual Meeting of Shareholders. A copy of our Annual Report on Form 10-K, including Amendment No. 1 thereto on Form 10-K/A, for our fiscal year ended September 30, 2007 is also enclosed.

Whether or not you attend the annual meeting, it is important that your shares be represented and voted at the meeting. To assure that your vote is counted, please sign, date, and promptly return your proxy card in the enclosed postage-prepaid envelope, or vote your shares as promptly as possible by telephone or by Internet, pursuant to the instructions set forth on the proxy card. If you decide to attend the annual meeting and vote in person, your proxy will be revoked automatically and only your vote at the annual meeting will be counted.

YOUR SHARES CANNOT BE VOTED UNLESS YOU SIGN AND RETURN THE ENCLOSED PROXY, VOTE YOUR SHARES BY TELEPHONE OR INTERNET, OR ATTEND THE ANNUAL MEETING IN PERSON.

I sincerely hope that you can find the time to attend this annual meeting. I look forward to seeing you.

Respectfully yours,

Gary L. Loebig,
Interim President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 29, 2008

TO THE SHAREHOLDERS OF MULTIMEDIA GAMES, INC.:

NOTICE IS HEREBY GIVEN that the 2008 Annual Meeting of Shareholders of Multimedia Games, Inc., a Texas corporation, will be held on May 29, 2008, at 9:30 a.m. local time, at the offices of our outside legal counsel, DLA Piper US LLP, located at 1221 South Mopac Expressway, Suite 400, Austin, Texas 78746, for the following purposes:

1.	To elect the following nominees as directors to serve for the ensuing year and until their respective successors are elected: Neil E. Jenkins, Michael J. Maples, Sr., Emanuel R. Pearlman, Robert D. Repass and John M. Winkelman;

2.	To ratify the appointment of BDO Seidman, LLP as our independent registered public accountants for the fiscal year ending September 30, 2008; and

3.	To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

Each of these items of business is more fully described in the Proxy Statement accompanying this Notice.

Only shareholders of record at the close of business on April 2, 2008 are entitled to notice of, and to vote at, the annual meeting. A complete list of shareholders entitled to vote will be available for inspection by any shareholder, for any purpose relating to the meeting, during normal business hours at our principal executive offices, 206 Wild Basin, Building B, Fourth Floor, Austin, Texas, 78746, for ten days prior to the meeting.

All of you are invited to attend the annual meeting in person. However, to assure that your vote is represented, you are urged to promptly mark, sign and return the enclosed proxy card in the enclosed postage-prepaid envelope, or vote your shares as promptly as possible by telephone or by Internet, pursuant to the instructions set forth on the proxy card. If you receive more than one proxy card because you own shares registered in different names or addresses, you should complete and return each proxy card, or vote by telephone or Internet each such proxy. If you attend the annual meeting in person, and vote in person, your proxy will be revoked automatically and only your vote at the annual meeting will be counted.

By order of the Board of Directors

Gary L. Loebig,
Interim President and Chief Executive Officer

Austin, Texas

April 18, 2008

MULTIMEDIA GAMES, INC.

206 WILD BASIN

BUILDING B, FOURTH FLOOR

AUSTIN, TEXAS 78746

(512) 334-7500

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 29, 2008

General

The accompanying proxy is solicited on behalf of the Board of Directors of Multimedia Games, Inc., a Texas corporation, for use at our 2008 annual meeting of shareholders. The annual meeting will be held on Thursday, May 29, 2008, at 9:30 a.m. local time, at the offices of our outside legal counsel, DLA Piper US LLP, located at 1221 South Mopac Expressway, Suite 400, Austin, Texas, 78746.

This Proxy Statement and the enclosed proxy were being mailed on or about May 1, 2008 to all shareholders entitled to vote at the annual meeting.

Voting by proxy

You may vote at the annual meeting by completing, signing and returning the enclosed proxy card, or by properly following the instructions for telephone or Internet voting set forth on the proxy card. If not revoked, your proxy will be voted at the annual meeting in accordance with your instructions marked on the proxy card or properly provided by telephone or Internet. If you fail to mark your proxy with instructions, your proxy will be voted as follows:

•	FOR the election of the five nominees for director listed in this Proxy Statement; and

•	FOR the ratification of the appointment of BDO Seidman, LLP, as our independent registered public accountants for the fiscal year ending September 30, 2008.

As to any other matter that may be properly brought before the annual meeting, your proxy will be voted as the Board of Directors may recommend. If the Board of Directors makes no recommendation, your proxy will be voted as the proxy holders named in your proxy card deem advisable. As of the date of this Proxy Statement, the Board of Directors does not know of any other matter that is expected to be presented for consideration at the annual meeting.

Broker non-votes

A broker non-vote occurs when a broker submits a proxy card with respect to shares held in a fiduciary capacity (typically referred to as being held in “street name”), but declines to vote on a particular matter because the broker has not received voting instructions from the beneficial owner. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, but not on nonroutine matters. Routine matters include the election of directors, increases in authorized common stock for general corporate purposes, and ratification of auditors. Nonroutine matters include approvals of and amendments to stock plans.

You may revoke your proxy and give a new proxy or vote in person

You may revoke your proxy at any time prior to the voting of that proxy. To revoke a prior proxy, you must do one of the following:

•	Execute and return a subsequently dated revised proxy,

•

Deliver an executed written notice of revocation to the Company addressed to Randy S. Cieslewicz, Inspector of Elections, at our principal executive offices, 206 Wild Basin, Building B, Fourth Floor, Austin, Texas 78746, or

•	Attend the annual meeting and vote in person at the meeting.

Voting and quorum requirements at the meeting

The specific proposals to be considered and acted upon at the annual meeting are summarized in the accompanying notice and are described in more detail in this Proxy Statement. Only holders of record of shares of our common stock at the close of business on April 2, 2008 (the “record date”) are entitled to notice of and to vote at the annual meeting. On the record date, there were 26,271,074 shares of our common stock outstanding and no shares of our preferred stock outstanding. Each shareholder is entitled to one vote for each share of common stock held by such shareholder on the record date.

In order to have a meeting, it is necessary that a quorum be present. A quorum will be present if a majority of the shares of common stock are represented at the annual meeting in person or by proxy. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. Abstentions and broker non-votes will not be counted as having voted either for or against a proposal. If a quorum is present, the affirmative vote of the holders of a majority of the shares present or represented at the meeting, and that actually vote for or against the matter, is required to approve proposal two regarding the ratification of our independent accountants for the fiscal year ending September 30, 2008. With respect to proposal one, directors are elected by a plurality vote, meaning that the five nominees receiving the highest number of votes FOR will be elected as directors of the Company.

All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes (i.e., a proxy submitted by a broker or nominee specifically indicating the lack of discretionary authority to vote on the matter). Abstentions and broker non-votes will be counted as present for purposes of determining a quorum for the transaction of business, but will not be counted for purposes of determining whether each proposal has been approved. If your shares are held in the name of a broker, trust bank or other nominee, you will need to bring a proxy or letter from that broker, trust company or nominee that confirms that you are the beneficial owner of those shares, and that such broker, trust company or nominee has not voted those shares in any proxy submitted by it in connection with the annual meeting.

Solicitation of proxies

We are paying for all our costs incurred with soliciting proxies for the annual meeting. In addition to solicitation by mail, we may use our directors, officers and regular employees to solicit proxies by telephone or otherwise. Our directors, officers and regular employees will not be specifically compensated for these services. We will pay persons holding shares of common stock for the benefit of others, such as nominees, brokerage houses, banks, and other fiduciaries, for the expense of forwarding solicitation materials to such beneficial owners. In addition, we may retain the services of a proxy solicitation firm for assistance in connection with the annual meeting. We estimate that the cost of retaining a proxy solicitation firm in such capacity will not exceed $30,000.

PROPOSAL ONE

ELECTION OF DIRECTORS

Nominees and Vote Required to Elect Nominees

A board of five directors is to be elected at the annual meeting. The five nominees for director who receive the highest number of affirmative votes of the shares voting shall be elected as directors. You may vote the number of shares of common stock you own for up to five persons. Unless you otherwise instruct by marking your proxy card, the proxy holders will vote the proxies received by them FOR the election of each of the five nominees named below. If any of the nominees is unable or declines to serve as a director at the time of the annual meeting, the proxies will be voted for any nominee designated by our present Board of Directors to fill the vacancy. We have no reason to believe that any of the nominees will be unable or unwilling to serve if elected. The term of office of each person elected as a director will continue until the next annual meeting of shareholders or until his successor has been elected and qualified.

Our bylaws set the size of our Board of Directors at seven members, or such other number as set from time to time by resolution of our Board of Directors. The size of the Board of Directors is currently set at five directors. Following the annual meeting, the Board of Directors may increase the size of the Board and fill any resulting vacancy or vacancies. If our Board of Directors increases the size of the Board and elects a new director to fill the resulting vacancy, the new director must stand for election at the next year’s annual meeting.

The following table sets forth the nominees, their ages, their principal positions and the year in which each became a director. Each of the nominees was recommended for selection by our Nominating and Corporate Governance Committee and approved by the unanimous vote of our independent directors.

Name of Nominee	Age	Positions and Offices	Director Since
Michael J. Maples, Sr. (1)(2)	65	Director, Chairman of the Board	2004

Robert D. Repass (1)(2)	47	Director	2002

John M. Winkelman (1)(2)(3)	61	Director	2000

Neil E. Jenkins (2)	58	Director	2006

Emanuel R. Pearlman (3)	48	Director	2006

(1)	Member of the Nominating and Corporate Governance Committee (Mr. Winkelman serves as Chairman of the committee).
(2)	Member of the Audit Committee (Mr. Repass serves as Chairman of the committee).
(3)	Member of the Compensation Committee (Mr. Winkelman serves as Chairman of the committee).

Michael J. Maples, Sr. has been a director of ours since August 2004 and has served as Chairman of the Board since April 2006. Mr. Maples held various management positions at Microsoft Corporation from April 1988 to July 1995, including Executive Vice President of the Worldwide Products Group. As a member of the Office of the President at Microsoft, Mr. Maples reported directly to the Chairman. Previously, he served as Director of Software Strategy for International Business Machines Corp. Mr. Maples also currently serves on the boards of Motive, Inc., a service management software company, Lexmark International, Inc., a laser and inkjet printer company, and Sonic Corp., an operator and franchisor of drive-in restaurants. He is currently a member of the Board of Visitors of the Engineering School at the University of Oklahoma and the College of Engineering Foundation Advisory Council at the University of Texas at Austin. Mr. Maples received a Bachelor of Science degree in Electrical Engineering from the University of Oklahoma and a Master of Business Administration from Oklahoma City University.

Robert D. Repass has been a director of ours since July 2002. In addition to his role as a director, Mr. Repass serves as Chairman of our Audit Committee. Mr. Repass was a managing partner in the Austin office of PricewaterhouseCoopers from December 1997 to March 2000, and from March 2000 until December 2001, Mr. Repass was a partner with TL Ventures, a Philadelphia-based venture capital firm. From January 2002 until March 2002, Mr. Repass was a private consultant. Mr. Repass has also served as Vice President and Chief Financial Officer of Motion Computing, Inc., a mobile computing and wireless communication device company, since April 2002. From January 2003 until December, 2005, Mr. Repass served on the Board of Directors and as the

Chairman of the Audit Committee of Bindview Development Corporation, a software company. Mr. Repass has over twenty years of public accounting, Securities and Exchange Commission and financial reporting experience. Mr. Repass received a Bachelor of Science in Accounting from Virginia Polytechnic Institute and State University.

John M. Winkelman has been a director of ours since August 2000. From 1999 to 2000, Mr. Winkelman was the Chief Executive Officer of Viejas Casino and Turf Club, a casino owned and operated by the Viejas Tribe located in San Diego County, California. From 1989 to 1999, Mr. Winkelman was the Economic Development Advisor to the Viejas Tribal Council. He has worked exclusively with Native American enterprises for the past 20 years, with a primary focus on tribal gaming and related economic development. Mr. Winkelman is currently a practicing attorney in California providing legal advice and services to business enterprises. Mr. Winkelman received a Bachelor of Arts in Laws and a Juris Doctor degree from Thomas Jefferson School of Law, formerly Western State University.

Neil E. Jenkins has been a director of ours since October 2006. Since 2000, Mr. Jenkins has been an Executive Vice President, Secretary and the General Counsel for Lawson Products, Inc., a publicly traded industrial products company. Beginning in 1974, Mr. Jenkins began working in labor relations for Bally Manufacturing Corporation, and continued in the legal department, rising to the position of General Counsel, a capacity he served in from 1985 until 1992. In 1993, Mr. Jenkins became a member of Bally Gaming International’s Executive Team, where he helped coordinate business development, legal, and licensing matters for Bally Manufacturing’s gaming industry spin-off. Mr. Jenkins received a Bachelor of Arts degree in Political Science from Brown University, a Juris Doctor degree from Loyola University Chicago School of Law, and a Master of Science degree in Financial Markets from the Center for Law & Financial Markets at the Illinois Institute of Technology.

Emanuel R. Pearlman has been a director of ours since October 2006. Mr. Pearlman has more than 20 years of experience in the investment community and he is the founder and Chief Executive Officer of Liberation Investment Group, a New York-based investment management firm. Prior to founding Liberation, Mr. Pearlman was the Chief Operating Officer of Vornado Operating Corporation. For 14 years, Mr. Pearlman ran Gemini Partners, which specialized in strategic block investing and financial consulting. His experience in the gaming industry includes consulting to Jackpot Enterprises and to Bally Entertainment Corporation, where Mr. Pearlman advised the company on its business and financial activities. Effective March 2008, Mr. Pearlman began serving as Vice Chairman of the Board of Directors of Bally Total Fitness Holding Corp. Mr. Pearlman received a Bachelor of Arts degree in Economics from Duke University, and a Master of Business Administration degree from the Harvard Graduate School of Business.

Agreement with Liberation Investments

Each of Messrs. Pearlman and Jenkins was originally appointed to the Board of Directors in October 2006, nominated for inclusion on the slate of candidates for election at last year’s annual shareholders meeting and recommended by the Board of Directors to the shareholders for election at last year’s annual meeting pursuant to an Agreement dated October 24, 2006, by and among the Company and Liberation Investments, L.P., a Delaware limited partnership, certain entities affiliated with Liberation Investments, L.P., Mr. Pearlman, an affiliate of Liberation Investments, L.P., and Mr. Jenkins. A copy of the agreement is attached as Exhibit 10.1 to a Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission, or the SEC, on October 26, 2006. The agreement does not require the Board of Directors’ nomination of, or recommendation of a vote in favor of, either of Messrs. Pearlman or Jenkins for election as directors at the 2008 annual shareholders meeting, and the Board’s nomination and recommendation of Messrs. Pearlman and Jenkins for election as directors at the 2008 annual shareholders meeting have not been made pursuant to any obligation arising under such agreement or any other agreement.

There are no family relationships among any of our executive officers and directors.

Recommendation of the Board of Directors

The Board of Directors recommends that the shareholders vote “FOR” the nominees named above.

CORPORATE GOVERNANCE

Determination of Independence

Our Board of Directors has determined that Messrs. Maples, Repass, Winkelman, Jenkins, and Pearlman each qualify as “independent” directors under applicable Marketplace Rules of the NASDAQ Stock market, Inc. currently in effect. Therefore, a majority of the members of our Board of Directors are “independent” as such term is defined in such Marketplace Rules. In addition, our Board of Directors has reviewed and considered facts and circumstances relevant to the independence of such members, and has determined that such members are independent.

The independent directors have committed to hold formal meetings, separate from management, which they intend to hold at least four times a year.

Meetings of our Board of Directors

During the fiscal year ended September 30, 2007, our Board of Directors held 21 meetings and acted by written consent three times. During that period, no director attended fewer than 75% of the aggregate of (i) the total number of meetings of our Board of Directors held during the period for which he was a director, and (ii) the total number of meetings held by all committees of our Board of Directors during the period that he served on such committees.

Committees of our Board of Directors

Our Board of Directors has three standing committees: the Audit Committee; the Compensation Committee; and the Nominating and Corporate Governance Committee. Currently, all of the members of each of our committees are “independent,” as determined by our Board of Directors and in accordance with Nasdaq Marketplace Rules. In addition, each member of the Audit Committee also satisfies the independence requirements of Rule-10A3(b)(1) of the SEC rules promulgated under the Securities Exchange Act of 1934, as amended (the “1934 Act”).

Audit Committee. Our Board of Directors has appointed Messrs. Maples, Repass, Winkelman, and Jenkins as members of the Audit Committee. Mr. Repass serves as the Chairman of the Audit Committee. The Audit Committee operates under a written charter adopted by the Board of Directors, a current copy of which is located on our website under the “Investor Relations” page. Our Internet website address is http://www.multimediagames.com. A copy of the charter will also be made available free of charge upon written request made to our Corporate Secretary, at 206 Wild Basin Road, Building B, Fourth Floor, Austin, Texas 78746. The primary purpose of the Audit Committee is to assist our Board of Directors in monitoring:

•	The integrity of our financial statements;

•	The independent auditor’s qualifications and independence; and

•	The performance of our independent registered public accountants.

The Audit Committee is also directly responsible for the appointment, compensation, retention, and oversight of the work of our independent registered public accountants, BDO Seidman, LLP, and the preparation of the Audit Committee report, which is included elsewhere in this Proxy Statement. Our independent registered public accountants report directly to the Audit Committee.

The Audit Committee, consistent with the Sarbanes-Oxley Act of 2002 and the rules adopted thereunder, meets with management and the auditors prior to the filing of all periodic reports under the 1934 Act, and prior to the filing of officers’ certifications with the SEC to receive information concerning, among other things, significant deficiencies, if any, in the design or operation of our internal controls.

All Audit Committee members are “independent” as defined and required under the Nasdaq listing standards and the rules and regulations of the SEC. All Audit Committee members also possess the level of financial literacy required by all applicable laws and regulations. The Board has determined that at least one member of the Audit Committee, Mr. Robert D. Repass, is a “financial expert,” and that Mr. Repass is “independent” as defined by the rules and regulations of the SEC. Our Audit Committee Charter has been amended to specifically state all of the Audit Committee responsibilities set forth in Rule 10A-3(b)(2), (3), (4) and (5) of the rules and regulations of the SEC under the 1934 Act. The Audit Committee met 15 times during fiscal 2007.

Compensation Committee. The Compensation Committee currently is comprised of Messrs. Winkelman and Pearlman. Mr. Winkelman serves as the Chairman of the Compensation Committee. The Compensation Committee

is charged with the responsibility of determining (or recommending to the independent members of our Board of Directors to determine) the compensation of all executive officers, including our Chief Executive Officer, and directors.

In June 2004, our Board of Directors approved a Charter of the Compensation Committee, a current copy of which is located on our website under the “Investor Relations” page. Our Internet website address is http://www.multimediagames.com. A copy of the charter will also be made available free of charge upon written request made to our Corporate Secretary, at 206 Wild Basin Road, Building B, Fourth Floor, Austin, Texas 78746. The Compensation Committee met two times during fiscal 2007.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee, or the Governance Committee, is comprised of Messrs. Maples, Repass, and Winkelman. Mr. Winkelman serves as Chairman of the Governance Committee. The primary purpose of the Governance Committee is to identify and recommend to our Board of Directors individuals who are qualified to become members of our Board of Directors and the committees of our Board of Directors. The Governance Committee is also responsible for recommending to the Board of Directors corporate governance principles, providing oversight of the annual performance review process of our Board of Directors and the committees of our Board of Directors, and for facilitating interaction between our management and our Board of Directors and committees of our Board of Directors.

All members of the Governance Committee meet the test for independence set forth in the Nasdaq Marketplace Rules. In June 2004, our Board of Directors approved a Charter of the Governance Committee, a current copy of which is located on our website under the “Investor Relations” page. Our Internet website address is http://www.multimediagames.com. A copy of the charter will also be made available free of charge upon written request made to our Corporate Secretary, at 206 Wild Basin Road, Building B, Fourth Floor, Austin Texas 78746. The Governance Committee met five times during fiscal 2007.

Director Nominations

Our directors play a critical role in guiding our strategic direction and overseeing the management of our business. The Governance Committee’s goal is to assemble a Board of Directors that brings to us a variety of perspectives and skills derived from high quality business and professional experience. Board candidates are considered based upon various criteria, such as their business and professional skills and experiences, personal and professional ethics, integrity and values, long-term commitment to representing the best interests of our shareholders and inquisitive and objective perspective and mature judgment. Additionally, director candidates must have sufficient time available to perform all board and committee responsibilities. When reviewing potential director candidates, the Governance Committee considers the following factors:

•	The appropriate size of our Board of Directors and its committees;

•	The perceived needs of our Board of Directors for particular skills, background and business experience;

•

The skills, background, reputation, and business experience of nominees in relation to the skills, background, reputation, and business experience already possessed by other members of our Board of Directors;

•	Nominees’ independence from management;

•	Nominees’ experience with accounting rules and practices;

•	Nominees’ background with regard to executive compensation;

•	Applicable regulatory and listing requirements, including independence requirements and legal considerations, such as antitrust compliance;

•	The benefits of a constructive working relationship among directors; and

•	The desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members.

The Governance Committee may also consider from time to time, such other factors as it may deem to be in the best interests of our business and shareholders. Other than considering the factors listed above, we have no stated

minimum criteria for director nominees. The Governance Committee does, however, believe it appropriate for at least one member of the Board to meet the criteria for an “Audit Committee financial expert” as defined by SEC rules, and that a majority of the members of the Board of Directors meet the definition of “independent” director under Nasdaq Marketplace Rules.

The Governance Committee will review the qualifications and backgrounds of the current directors, as well as the overall composition of the Board, and recommend to the full Board of Directors the slate of directors to be nominated for election at the annual meeting of shareholders. In the case of incumbent directors whose terms of office are set to expire, the Governance Committee reviews such directors to determine whether to recommend these directors for re-election. In the case of new director candidates, the questions of independence and financial expertise are important to determine what roles can be performed by the candidate, and the Governance Committee determines whether the candidate meets the independence standards set forth in the Sarbanes-Oxley Act of 2002, and SEC and Nasdaq rules, and the level of the candidate’s financial expertise. Candidates for nomination as director come to the attention of the Governance Committee from time to time through incumbent directors, management, shareholders or third parties. These candidates may be considered at meetings of the Governance Committee at any point during the year. The evaluation process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of the Governance Committee.

Pursuant to the Governance Committee Charter, the Governance Committee will consider nominees recommended by shareholders. Any shareholder wishing to recommend a director candidate for consideration by the Governance Committee must provide written notice not later than December 19, 2008, to our Corporate Secretary at 206 Wild Basin Road, Building B, Fourth Floor, Austin, Texas 78746.

Director Attendance at Annual Meetings

Our policy is that all directors attend our annual meetings of shareholders. We take great care in scheduling meetings at times when all of our directors are available to attend such meetings. At our last annual meeting, which was held on May 29, 2007, all of our then-current directors were in attendance.

Shareholder Communications with the Board of Directors

Shareholders may communicate with our Board of Directors by transmitting correspondence by mail to the address below, or electronically through the “Investor Relations – Corporate Governance Communications” form located on our website, which is www.multimediagames.com.

Multimedia Games, Inc.

ATTN: Chairman of the Board

206 Wild Basin Road

Building B, Fourth Floor

Austin, Texas 78746

The communications will be transmitted to the appropriate leadership of our Board of Directors as soon as practicable, unless our Corporate Secretary, in consultation with our legal counsel, determines there are safety or security concerns that mitigate against further transmission of the communication. The Board of Directors shall be advised of any communication withheld for safety or security reasons as soon as practicable.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics applicable to our officers, directors, and employees and which includes a separate, additional Code of Ethics for our principal executive officer, principal financial officer and principal accounting officer. This code, including the separate, additional code for our principal executive officer, principal financing officer, and principal accounting officer, is available free of charge by writing to our Corporate Secretary at 206 Wild Basin Road, Building B, Fourth Floor, Austin, Texas 78746 or is publicly available on the “Investor Relations” page of our Internet website located at http://www.multimediagames.com. If the we make any amendments to this code other than technical, administrative or other non-substantive amendments, or grant any waivers, including implicit waivers, from a provision of the code to our principal executive officer, principal financial officer, principal accounting officer, or controller, or other persons performing similar functions that requires disclosure by law or NASDAQ listing standard, we will disclose the nature of the amendment or waiver, its effective date and to whom it applies on our website or in a report on Form 8-K filed with the SEC.

Director Compensation and Indemnification

The Company maintains a plan to compensate the members of its Board of Directors for their services as directors, including serving on committees of the board. Under the Director Compensation Plan, each of the Company’s directors receives $37,500 per year, except for the Chairman of the Board, who receives $75,000 per year. In addition, each director receives $500 for each board meeting attended in person and $250 for each board meeting attended by telephone. Directors also receive the following amounts for serving on committees of the Board of Directors:

Audit Committee. The members of the Audit Committee each receive an additional $15,000 per year for serving on the Audit Committee, except for the Chairman of the Audit Committee, who receives $25,000 per year for serving on the Audit Committee as its chairman. Each Audit Committee member also receives $400 for each Audit Committee meeting attended in person and $200 for each Audit Committee meeting attended by telephone.

Nominating and Governance Committee. The members of the Nominating and Governance Committee each receive an additional $10,000 per year for serving on the Nominating and Governance Committee, except for the Chairman of the Nominating and Governance Committee, who receives $20,000 per year for serving on the Nominating and Governance Committee as its chairman. Each Nominating and Governance Committee member also receives $400 for each Nominating and Governance Committee meeting attended in person and $200 for each Nominating and Governance Committee meeting attended by telephone.

Compensation Committee. The members of the Compensation Committee each receive $5,000 per year for serving on the Compensation Committee, except for the Chairman of the Compensation Committee, who receives $10,000 per year for serving on the Compensation Committee as its chairman. Each Compensation Committee member also receives $400 for each Compensation Committee meeting attended in person and $200 for each Compensation Committee meeting attended by telephone.

Other Committees of the Board of Directors. The members of any other committee of the Board of Directors which may be established from time to time, each receive an additional $5,000 per year for serving on any such committee, except for the chairman of any such committee, who receives $10,000 per year for serving as chairman. Each member of any such committee also receives $400 for each meeting of such committee attended in person and $200 for each meeting of such committee attended by telephone.

In general, each sitting outside director will receive an option grant on an annual basis for 10,000 shares of common stock that will vest six months from the date of grant, subject to restrictions which prevent the sale of such shares. These restrictions on the sale of the underlying shares lapse with respect to 25% of the shares annually.

Our Articles of Incorporation limit the personal liability of our directors for breached by them of their fiduciary duties. Our bylaws require us to indemnify our directors to the fullest extent permitted by Texas law. We have entered into indemnification agreements with two of our directors, and intend to enter such agreements in the near future with the remaining directors and with our Interim Chief Executive Officer and Chief Financial Officer.

DIRECTOR COMPENSATION TABLE FOR FISCAL 2007

The following table provides a summary of total compensation paid to the Company’s outside directors during the fiscal year ended September 30, 2007.

Name	Fees Earned or Paid in Cash (1) ($)	Stock Awards ($)	Option Awards (2) ($)	All Other Compensation ($)	Total ($)
Neil E. Jenkins (3)	61,100	—	47,883	—	108,983
Michael J. Maples, Sr. (4)	111,750	—	46,602	—	158,352
Emanuel R. Pearlman (3)	52,300	—	47,883	—	100,183
Robert D. Repass	81,650	—	46,602	—	128,252
John M. Winkelman	88,500	—	46,602	—	135,102
Thomas W. Sarnoff (5)	22,965	—	46,602	—	69,567

(1)	Reflects the amount of cash compensation earned by directors, including annual retainers for Board of Directors and committee service, and meeting fees.
(2)	Represents the dollar amount recognized for financial statement reporting purposes with respect to the grant date fair value of option grants made to each director during fiscal year 2007. The fair value was estimated using the Black-Scholes option pricing model in accordance with SFAS 123R. On October 2, 2006, Messrs. Maples, Winkelman, Sarnoff, and Repass were each granted 10,000 options with an exercise price of $9.18 per share. These options had a grant date fair value of $4.6602 per share. On November 9, 2006, following their appointment to the Board of Directors, Messrs. Jenkins and Pearlman were each granted 10,000 options with an exercise price of $9.63 per share. These options had a grant date fair value of $4.7783 per share.
(3)	Messrs. Jenkins and Pearlman were appointed to the Board of Directors, effective October 24, 2006.
(4)	Mr. Maples serves as the Company’s non-executive Chairman of the Board of Directors.
(5)	Effective October 24, 2006, Mr. Sarnoff resigned from the Board of Directors. In connection with his resignation, the Company entered an agreement that provides for Mr. Sarnoff’s services as a consultant for eighteen months at a fee of $8,000 per month, plus reimbursement of reasonable travel expenses.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

During the fiscal year ended September 30, 2007, the Compensation Committee of our Board of Directors consisted of Messrs. Winkelman and Pearlman. Neither of Messrs. Winkelman nor Pearlman has served at any time as an officer or employee of the Company and neither is an executive officer at any company where an executive officer of the Company serves on the Compensation Committee.

PROPOSAL TWO

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Audit Committee of our Board of Directors has selected BDO Seidman, LLP as independent registered public accountants to audit our consolidated financial statements for the fiscal year ending September 30, 2008. BDO Seidman, LLP has served as our independent registered public accountants since their appointment in our 1999 fiscal year. A representative of BDO Seidman, LLP is expected to be present at the annual meeting, with the opportunity to make a statement if the representative desires to do so, and is expected to be available to respond to appropriate questions.

The following table discloses the fees paid to BDO Seidman, LLP for the fiscal years ended September 30, 2007 and 2006.

	2007	2006
Audit Fees	$952,870	$1,011,895
Audit-Related Fees	155,900	182,931
Tax Fees	108,883	106,612
All Other Fees	—	—

Total	$1,217,653	$1,301,438

Audit Fees. Audit Fees represent fees for professional services provided in connection with the audit of our annual consolidated financial statements and of management’s assessment and the operating effectiveness of internal control over financial reporting included in our Form 10-K, the quarterly reviews of financial statements included in our Form 10-Q filings and other statutory or regulatory filings.

Audit-Related Fees. Audit-Related Fees are fees for assurance and related services that are reasonably related to the attendance at our Audit Committee meetings and our annual shareholders meeting. This category includes fees related to assistance in employee benefit and compensation plan audits, SAS 70 audit and consulting on financial accounting/reporting standards.

Tax Fees. Tax Fees primarily include professional services performed with respect to preparation and review of our original and amended tax returns and those of our consolidated subsidiaries, and for state, local and international tax consultation.

All Other Fees. All Other Fees includes the aggregate fees for products and services provided by BDO Seidman, LLP that are not reported under “Audit Fees,” “Audit-Related Fees” or “Tax Fees”. There were no other fees in the fiscal years ended September 30, 2007 and September 30, 2006.

The Audit Committee has adopted procedures for pre approving all audit and non-audit services provided by BDO Seidman, LLP. These procedures include reviewing a budget for audit and permitted non-audit services. The budget includes a description of, and a budgeted amount for, particular categories of non-audit services that are recurring in nature, and therefore anticipated at the time the budget is submitted. Audit Committee approval is required to exceed the budget amount for a particular category of non-audit services, and to engage the independent auditor for any non-audit services not included in the budget. For both types of preapproval, the Audit Committee considers whether such services are consistent with the SEC’s rules on auditor independence.

The Audit Committee has considered whether the provision by BDO Seidman, LLP of non-audit services included in the fees set forth in the table above is compatible with maintaining the independence of BDO Seidman, LLP, and has concluded that such services are compatible with BDO Seidman, LLP’s independence as our auditors.

Shareholder ratification of the appointment of BDO Seidman, LLP as our independent registered public accountants is not required by our bylaws or other applicable legal requirement. However, the appointment of BDO Seidman, LLP is being submitted to the shareholders for ratification. If the shareholders fail to ratify the appointment, the Audit Committee will reconsider whether or not to retain the firm. Even if the appointment is ratified, the Audit Committee at its discretion may direct the appointment of a different independent registered public accountant at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

Recommendation of the Board of Directors

Upon the recommendation of our Audit Committee, our Board of Directors recommends that the shareholders vote “FOR” the ratification of BDO Seidman, LLP, as our independent public accountants for the fiscal year ending September 30, 2008.

OTHER MATTERS

We know of no other matters to be submitted to the shareholders at the annual meeting. If any other matters properly come before the annual meeting, it is the intention of the persons named in the enclosed Proxy to vote the shares they represent as our Board of Directors may recommend, or, in the absence of a recommendation, as such persons deem advisable. Discretionary authority with respect to such matters is granted by execution of the enclosed Proxy.

OWNERSHIP OF SECURITIES

Security Ownership of Management and Certain Beneficial Owners

The following table sets forth information known to us with respect to the beneficial ownership of our common stock as of April 2, 2008 by (i) each person known by us to own beneficially more than 5% of the outstanding shares of our common stock, (ii) each director and director nominee, (iii) the executive officers named in the Summary Compensation Table of the Executive Compensation section of this Proxy Statement, and (iv) all then current directors and executive officers as a group. Unless otherwise indicated, each of the listed shareholders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws, where applicable.

Beneficial Owner (1)	Number of Shares Beneficially Owned		Percent of Class (2)
Liberation Investment Group LLC	2,311,327	(3)	8.8%
Royce & Associates, LLC	2,111,338	(4)	8.0%
The Baupost Group, L.L.C.	2,037,552	(5)	7.8%
Prentice Capital Management, LP	1,935,531	(6)	7.4%
Cortina Asset Management, LLC	1,775,859	(7)	6.8%
Dimensional Fund Advisors LP	1,731,572	(8)	6.6%
Epoch Investment Partners, Inc.	1,708,560	(9)	6.5%
Magnetar Capital Partners LP	1,690,537	(10)	6.4%
PAR Investment Partners, L.P.	1,455,356	(11)	5.5%
Barclays Global Investors, NA.	1,430,637	(12)	5.4%
Clifton E. Lind	2,139,686	(13)	7.9%
Gary L. Loebig	227,602	(14)	*
P. Howard Chalmers	151,248	(15)	*
Randy S. Cieslewicz	115,075	(16)	*
Brendan M. O’Connor	423,000	(17)	*
Michael J. Maples, Sr.	77,500	(18)	*
Robert D. Repass	192,500	(19)	*
John M. Winkelman	240,000	(20)	*
Neil E. Jenkins	20,000	(21)	*
Emanuel R. Pearlman	2,331,327	(22)	8.9%
All executive officers and directors as a group (12 persons)	6,264,238	(23)	21.6%

*	Represents beneficial ownership of less than one percent.
(1)	Unless otherwise noted, the address for all officers and directors is the address of our principal executive offices at 206 Wild Basin, Building B, Fourth Floor, Austin Texas 78746.
(2)	Percentages of ownership are based on 26,271,074 shares of common stock outstanding on April 2, 2008. Shares of common stock subject to stock options which are currently exercisable or will become exercisable within 60 days after April 2, 2008, are deemed outstanding for computing the percentage for the person or group holding such options, but are not deemed outstanding for computing the percentage for any other person or group.
(3)	Pursuant to Schedule 13D/A dated October 25, 2006, filed with the SEC, Liberation Investment Group, LLC reported that it and certain related entities had shared voting power over 2,311,327 shares and shared dispositive power of 2,311,327 shares and that its address is 330 Madison Avenue, 6th Floor, New York, New York 10017.
(4)	Pursuant to Schedule 13G/A dated February 2, 2008, filed with the SEC, Royce & Associates, LLC reported that as of December 31, 2007, it had sole voting power over 2,111,338 shares and sole dispositive power over 2,111,338 shares and that its address is 1414 Avenue of the Americas, New York, New York, 10019.
(5)	Pursuant to Schedule 13G/A dated February 13, 2008, filed with the SEC, The Baupost Group, L.L.C. reported that as of December 31, 2007, it had sole voting power over 2,037,552 shares and sole dispositive power of 2,037,552 shares and that its address is 10 St. James Avenue, Suite 2000, Boston, Massachusetts, 02116.
(6)	Pursuant to Schedule 13G/A dated February 14, 2008, filed with the SEC, Prentice Capital Management, LP reported that as of December 31, 2007, it and certain related entities had shared voting power over 1,935,531 shares and shared dispositive power of 1,935,531 shares and that its address is 623 Fifth Avenue, 32nd Floor, New York, New York, 10022.
(7)	Pursuant to Schedule 13G dated February 15, 2007, filed with the SEC, Cortina Asset Management, LLC reported that as of December 31, 2006 it had sole voting power over 894,676 shares and sole dispositive power over 1,775,859 shares and that its address is 330 East Kilbourn Avenue, Suite 850, Milwaukee, Wisconsin 53202.

(8)	Pursuant to Schedule 13G/A dated February 6, 2008, filed with the SEC, Dimensional Fund Advisors LP reported that as of December 31, 2007, it had sole voting power over 1,731,572 shares and sole dispositive power over 1,731,572 shares and that its address is 1299 Ocean Avenue, Santa Monica, California 90401.
(9)	Pursuant to Schedule 13G dated February 14, 2008, filed with the SEC, Epoch Investment Partners, Inc. reported that as of December 31, 2007, it had sole voting power over 1,708,560 shares and sole dispositive power over 1,708,560 shares and that its address was 640 Fifth Avenue, 18th Floor, New York, New York 10019.
(10)	Pursuant to Schedule 13G dated February 13, 2008, filed with the SEC, Magnetar Capital Partners LP reported that as of December 31, 2007 it and certain related entities had shared voting power over 1,690,537 shares and shared dispositive power over 1,690,537 shares and that its address is 1603 Orrington Avenue, 13th Floor, Evanston, Illinois 60201.
(11)	Pursuant to Schedule 13G/A dated February 14, 2008, filed with the SEC, PAR Investment Partners, L.P. reported that as of December 31, 2008, it had sole voting power over 1,455,356 shares and sole dispositive power of 1,455,356 shares and that its address is One International Place, Suite 2401, Boston, Massachusetts 02110.
(12)	Pursuant to Schedule 13G dated February 5, 2008, filed with the SEC, Barclays Global Investors, NA. reported that as of December 31, 2007, it and certain related entities had sole voting power over 1,156,344 shares and sole dispositive power over 1,430,637 shares and that its address was 45 Fremont Street, San Francisco, California 94105.
(13)	Consists of (i) 856,162 shares owned by Mr. Lind, (ii) 997,024 shares issuable upon the exercise of options that are currently exercisable, (iii) 27,000 shares held in various retirement accounts, and (iv) 259,500 shares held by the Lind Family Partnership. Effective March 31, 2008, Mr. Lind resigned as President, Chief Executive Officer and a director of the Company and ceased to be an executive officer of the Company. Mr. Lind remains an employee of the Company.
(14)	Consists of (i) 1,000 shares owned by Mr. Loebig and (ii) 226,602 shares issuable upon the exercise of stock options. Effective March 31, 2008, Mr. Loebig was appointed as the Interim President and Chief Executive Officer of the Company.
(15)	Consists of 151,248 shares issuable upon the exercise of stock options.
(16)	Consists of (i) 13,200 shares owned by Mr. Cieslewicz and (ii) 101,875 shares issuable upon the exercise of stock options.
(17)	Consists of 423,000 shares issuable upon the exercise of stock options that are currently exercisable. Effective February 11, 2008, the role and responsibilities of Mr. O’Connor were revised such that Mr. O’Connor no longer is an executive officer of the Company but continues to retain his title as Executive Vice President and Chief Technology Officer and to serve as an employee of the Company.
(18)	Consists of (i) 10,000 shares owned by Mr. Maples and (ii) 67,500 shares issuable upon the exercise of stock options.
(19)	Consists of 192,500 shares issuable upon the exercise of stock options.
(20)	Consists of 240,000 shares issuable upon the exercise of stock options.
(21)	Consists of 20,000 shares issuable upon the exercise of options.
(22)	Consists of (i) 2,311,327 shares owned by Liberation Investment Group, LLC and (ii) 20,000 shares issuable upon the exercise of stock options. Mr. Pearlman is the Chief Executive Officer of Liberation Investment Group, LLC and may be deemed to share voting and dispositive power over the shares held by Liberation Investment Group, LLC and its related entities.
(23)	Consists of (i) 883,862 shares owned, (ii) 2,597,827 shares owned indirectly, and (iii) 2,782,549 shares issuable upon the exercise of stock options.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely on a review of Forms 3, 4 and 5 submitted to us during and with respect to fiscal 2007, we believe all statements of beneficial ownership that were required to be filed with the SEC were timely filed.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the Company’s accounting and financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including internal control systems. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Accounting Oversight Board (United States) and for issuing a report thereon. Additionally, the independent registered public accounting firm is responsible for performing an independent audit of management’s assessment and the operating effectiveness of internal controls over financial reporting and for issuing a report thereon.

Based on the Audit Committee’s:

•	Review of the Company’s audited consolidated financial statements for the fiscal year ended September 30, 2007;

•	Discussions with the Company’s management regarding our audited financial statements;

•	Receipt of written disclosures and the letter from the Company’s independent registered public accounting firm required by Independence Standards Board Standard No. 1;

•	Discussions with our independent registered public accounting firm regarding the firm’s independence and the matters required to be discussed by the Statement on Auditing Standards 61 and 90; and

•	Other matters the Audit Committee deemed relevant and appropriate,

The Audit Committee recommended to the Company’s Board of Directors that the audited financial statements as of and for the fiscal year ended September 30, 2007, be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2007, for filing with the SEC.

AUDIT COMMITTEE

Robert D. Repass, Chairman
Michael J. Maples, Sr.
John M. Winkelman
Neil E. Jenkins

EXECUTIVE COMPENSATION

Set forth below is information regarding the executive officers and directors of the Company as of April 2, 2008:

Name	Age	Positions and Offices
Michael J. Maples, Sr. (1)(2)	65	Director, Chairman of the Board
Gary L. Loebig	60	Interim President and Chief Executive Officer
Randy S. Cieslewicz	36	Vice President and Chief Financial Officer
Robert F. Lannert	53	Executive Vice President of Class II Gaming
P. Howard Chalmers	64	Senior Vice President of Planning and Corporate Communications
Scott A. Zinnecker	59	Executive Vice President, Acting Chief Operating Officer
Robert D. Repass (1)(2)	47	Director
John M. Winkelman (1)(2)(3)	61	Director
Neil E. Jenkins (2)	58	Director
Emanuel R. Pearlman (3)	48	Director

(1)	Member of the Nominating and Corporate Governance Committee.
(2)	Member of the Audit Committee.
(3)	Member of the Compensation Committee.

Gary L. Loebig has been our Interim President and Chief Executive Officer since March 2008. Mr. Loebig joined us in December 1998 as our Vice President for New Market Development and was elected Executive Vice President of Sales in December 2001. From 1984 until joining us in December 1998, Mr. Loebig was employed by Stuart Entertainment, (Bingo King Entertainment), a publicly traded company engaged in the manufacture and sale of bingo cards and related equipment and products. With Bingo King Entertainment, Mr. Loebig served in various capacities, beginning as general sales manager and last serving as Senior Vice President – Market and Product Development. Mr. Loebig received both Bachelor and Master of Business Administration degrees from the University of Iowa.

Randy S. Cieslewicz has been our Chief Financial Officer since April 2007. From May 2006 until April 2007, Mr. Cieslewicz served as our Interim Chief Financial Officer. Mr. Cieslewicz joined us in March 2002 as Vice President of Tax and Budget and in July 2005, he became our Vice President of Tax, Budget, and Corporate Compliance. Mr. Cieslewicz worked in public accounting from 1994 through 2002, last serving as a Tax Manager for BDO Seidman, LLP. Mr. Cieslewicz received his Bachelor of Business Administration in Accounting from Sam Houston State University.

Robert F. Lannert joined us in June 1996 as supervisor of computer and data processing, and in August 1997, he became our Vice President of Computer and Data Processing Operations. In December 2001, Mr. Lannert was elected Senior Vice President of Class II Gaming until being elected Executive Vice President in 2003. From 1988 until August 1995, Mr. Lannert was Director of Data Processing for DeBartolo Racing at Remington Park in Oklahoma City, and from August 1995 until joining us, Mr. Lannert was Vice President of Operations for Spector Entertainment Group. Mr. Lannert received a Bachelor of Science in Political Science from Arizona State University.

P. Howard Chalmers joined us in February 2003 as Senior Vice President of Planning and Corporate Communications, after serving as a management consultant to us for several years. From 1978 to 2003, he served as President and Principal Consultant for Chalmers & Co., where he gained a national reputation for providing strategic planning and organizational development support to a broad range of both entrepreneurial companies and nonprofit organizations, including serving as Chairman of the Board of KLRU, an Austin, Texas public television station; as President and CEO of the Lance Armstrong Foundation; and as Executive Producer of Austin City Limits. Mr. Chalmers received a Bachelor of Arts from the University of Texas at Austin.

Scott A. Zinnecker joined us in January 2003 as Vice President of Human Resources, and in July 2005, he became our Senior Vice President of Human Resources and Central Operations. In February 2008, Mr. Zinnecker was elected Executive Vice President and Acting Chief Operating Officer. Mr. Zinnecker, who has over 30 years of human resources experience, came to us from Activant Solutions, where he was Corporate Vice President of Human Resources from 1997 to 2003. From November 1986 to August 1997, he was Vice President of Human Resources for KDT Industries, Inc., and its spin-off company, Arrowsmith Technologies, Inc. Mr. Zinnecker received a Bachelor of Science in Sociology from Texas A&M University.

For information regarding our non-employee directors (Messrs. Maples, Repass, Winkelman, Jenkins, and Pearlman), see “Proposal One—Election of Directors.”

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

This Compensation Discussion and Analysis provides information regarding the following:

•	The objectives of our executive compensation program, including the behaviors and results it is designed to encourage and reward;

•	The roles and responsibilities of management and the Compensation Committee in the governance of our executive compensation program;

•	The elements of our executive compensation program and its purposes; and

•	The Compensation decisions with respect to our fiscal year ended September 30, 2007.

Objectives of the Executive Compensation Programs

The objective of our executive compensation program is to align the compensation paid to our executive officers with shareholder and customer interests (on both a short-term and long-term basis); attract, retain and motivate highly qualified executive talent; and provide appropriate rewards for achievement of business objectives and growth in shareholder value. It is the Company’s objective that executive compensation be directly related to the achievement of our planned goals, and the enhancement of corporate and shareholder value. The Compensation Committee recognizes that the industry sector in which we operate is both highly competitive and is challenged by significant legal and regulatory uncertainty. In addition, the technology-related experience and skills of our executive officers have applications to many other industry sectors besides our own. As a result, there is substantial demand for qualified, experienced executive personnel of the type we need to achieve our objectives. The Compensation Committee considers it crucial that the Company be assured of retaining and rewarding our top caliber executives, who are essential to the attainment of our ambitious long-term goals.

For these reasons, the Compensation Committee believes the Company’s executive compensation arrangements must remain competitive with those offered by other companies of similar size, scope, performance levels and complexity of operations.

For the purposes of the Compensation Discussion and Analysis section of this Proxy Statement, the capitalized term “Named Executive Officers” refers to the five executives who are named in the Summary Compensation Table below, including Clifton E. Lind who served as our Chief Executive Officer and President throughout fiscal year 2007 and resigned from such offices and as a director of the Company effective March 31, 2008. Mr. Lind remains an employee of the Company following his resignation as an executive officer and director of the Company and, as of the date of this Proxy Statement, the Company is in discussions with Mr. Lind regarding the terms of his continued service to the Company, including his receipt of any benefits, including severance amounts, Mr. Lind would have otherwise been eligible to receive upon the termination of his service as Chief Executive Officer and President under the terms of his Executive Employment Agreement.

Determining Executive Compensation

Our management and the Compensation Committee strive to maintain an executive compensation program that is structured to provide the executive officers with a total compensation package that, at expected levels of performance, is competitive with those provided to other executives holding comparable positions or having similar qualifications in other similarly situated organizations in our industry and the general market. Both management and the Compensation Committee are involved in the development, review and evaluation of our executive compensation programs. The Compensation Committee has sole responsibility for the approval of such programs. The roles and responsibilities are described below.

Management. Our management sets the strategic direction for the Company and strives to design and maintain compensation programs that motivate behaviors among the executive officers that are consistent with the Company’s strategic goals and objectives. Each year, the Chief Executive Officer, with assistance from the Vice President of Human Resources, and other members of management, as appropriate, conducts a review process covering each of the executive officers reporting to the Chief Executive Officer. This annual review process focuses on an evaluation of overall Company performance and the performance of each such executive officer, including an evaluation of compensation levels delivered through each element of compensation (as described below), competitive practices and trends, and specific compensation issues as they arise. Based on the outcomes of this review process, the Chief Executive Officer makes recommendations to the Compensation Committee regarding the compensation of each of the executive officers reporting directly to him. This recommendation typically provides information regarding adjustments, if any, to base salaries, annual incentive bonus award payments, and equity-based incentive awards.

Compensation Committee. The Company’s Board of Directors established the Compensation Committee in 1996 at the time of our initial public offering. The Committee operates pursuant to a charter, which is available on the “Investor Relations” page of the Company’s website at www.multimediagames.com. As stated in the charter, the purpose of the Compensation Committee is to discharge the Board’s responsibilities relating to compensation and benefits of the Company’s executive officers and directors. The current members of the Compensation Committee are Messrs. Winkelman and Pearlman, who are each “independent” directors, as required by Nasdaq Marketplace Rules. The Company is conducting a search for a new additional director who will serve on the Committee, in compliance with the Committee’s charter which requires that the Committee be comprised of at least three directors. The Compensation Committee convened two times during fiscal year 2007 to discuss Company compensation programs and issues.

The Compensation Committee has overall responsibility for the approval of executive and director compensation programs that are appropriate, consistent with the Company’s compensation philosophy, and support the Company’s business goals and objectives. Specifically, the Committee has authority and responsibility for the review, evaluation and approval of the compensation structure and levels for all of the executive officers. The Committee also approves all employment, severance, or change-in-control agreements, and special or supplemental benefits or provisions applicable to executive officers. The Committee is also responsible for reviewing and making periodic recommendations to the Board regarding the compensation of directors.

Each year, the Committee reviews the compensation recommendations submitted by the Chief Executive Officer. In general, the Chief Executive Officer’s recommendations consider the following:

•	Performance versus stated individual and Company business goals and objectives;

•	Internal equity (i.e., considering the pay for similar jobs and jobs at different levels within the Company) and the critical nature of each executive officer to the Company’s future success;

•	The need to retain talent; and

•	The compensation history of each executive officer, including the value and number of stock options awarded in prior years.

The Compensation Committee believes that input from management provides useful information and perspective to assist the Committee with the determination of its own views on compensation. Although the Compensation Committee receives information and recommendations regarding the design and level of compensation of the executive officers from management, the Compensation Committee makes the final decisions as to the plan design and compensation levels for these executives.

In making decisions on each executive officer’s compensation, the Committee considers the nature and scope of all elements of the executive officer’s total compensation package, the executive officer’s responsibilities, and the competitive posture of the executive officer’s current compensation. The Committee also evaluates each executive officer’s performance through reviews of objective results (both Company and individual results), reports from the Chief Executive Officer and other senior management regarding the executive’s effectiveness in supporting the Company’s key strategic, operational and financial goals and, in some cases, personal observation.

With respect to the compensation of the Chief Executive Officer, the Committee is responsible for the periodic review and approval of his total compensation, including annual incentive bonus awards and equity-based incentive compensation. The Committee also develops annual performance goals and objectives, and conducts an evaluation of the Chief Executive Officer’s performance relative to these goals and objectives. The Committee considers and discusses the Chief Executive Officer’s compensation in executive session without the Chief Executive Officer present.

The Compensation Committee has the sole authority to obtain advice from consultants, legal counsel, accounting, or other advisors, as appropriate, to perform the Committee’s duties and responsibilities. The Committee did not engage a compensation consultant to assist with the evaluation or review of the compensation programs for its executive officers for the fiscal year ended September 30, 2007.

Elements of Executive Compensation

Management and the Compensation Committee strive to implement executive compensation programs that are designed to attract and retain individuals who possess the qualities necessary to successfully execute the Company’s business strategy, and to support the Company’s long-term financial success and drive shareholder value. The key elements of our executive compensation program are as follows:

Element	Objectives and Basis	Form
Base Salary	Provide base compensation that reflects each executive officer’s responsibilities, tenure and performance and is competitive for each role.	Cash

Annual Incentive Bonus	Annual incentive to drive Company and individual performance.	Cash

Equity-Based Incentives	Long-term incentives to drive Company performance and align the executive officers’ interests with shareholders’ interests; retain executive officers through vesting and potential wealth accumulation.	Stock options

Health and Welfare Benefits	Provide for the health and wellness of our executive officers.	Various plans (described below)

Retirement and Savings Plan	Assist employees with retirement savings and capital accumulation on a tax-advantaged basis.	401(k) Plan, with Company matching contributions.

Perquisites	On a very limited basis, support Company business interests.	Club membership

Discretionary Bonuses and Awards	Attract top executive talent from outside the Company; retain executive officers through vesting and potential wealth accumulation; and recognize promotions and significant individual contributions to the Company.	Cash and stock options

Severance and Change-in- Control Benefits	Provide financial security to executive officers and protect Company interests in the event of the termination of employment; attract and retain top executive talent.	Cash severance and acceleration of vesting of nonvested outstanding stock options

Cash Compensation

The Company believes that annual cash compensation should be paid commensurate with attained performance. Accordingly, our cash compensation consists of fixed base compensation, paid in the form of an annual base salary, and an annual incentive bonus program that is designed to motivate and serve as a reward for the Company’s overall performance. The Compensation Committee supports management’s compensation philosophy of moderate fixed compensation with the potential for significant bonuses for achieving performance-related goals. Base salary and bonus award decisions are made as part of the Company’s structured annual review process.

Base Salary. Base salaries are paid to our executive officers to provide an appropriate fixed component of compensation. The base salary paid to each executive officer generally reflects the officer’s responsibilities, tenure, individual job performance, measurable contribution to our success, special circumstances, and pay levels of similar positions with comparable companies in the industry. Management and the Compensation Committee review the base salary of each executive officer, including the Chief Executive Officer, on an annual basis. When reviewing each executive officer’s base salary, the Compensation Committee considers the level of responsibility and complexity of the executive officer’s job, whether individual performance in the prior year was particularly strong or weak, how the executive officer’s salary compares to the salaries of other Company executives, and salaries paid for the same or similar positions. In addition to these annual reviews, management and the Committee may, at any time, review the salary of an executive officer who has received a significant promotion, whose responsibilities have been increased significantly, or who is the object of competitive recruitment. Any adjustments are based on increases in the cost of living, job performance of the executive officer over time, and the expansion of duties and responsibilities, if any. No pre-determined weight or emphasis is placed on any one of these factors.

During November 2006, the Committee approved annual merit increases to the base salaries of four of the Named Executive Officers. The average increase was approximately 5.1%. Prior to the aforementioned merit adjustments, these Named Executive Officers last received a salary increase in July 2005. In addition, Mr. Cieslewicz received an increase in his salary effective April 2007 in connection with his appointment as the Company’s Chief Financial Officer.

Mr. Lind did not receive a salary increase during fiscal year 2007. His most recent salary increase had been made in February 2004.

The following table summarizes the base salaries for each of the Named Executive Officers:

Name	Annual Base Salary Effective 10/01/2006	Merit Increase Effective 11/19/2006	Other Adjustments(1)	Annual Base Salary Effective 09/30/2007
Clifton E. Lind (2) Former President and Chief Executive Officer	$450,000	None	None	$450,000

Randy S. Cieslewicz Vice President and Chief Financial Officer	135,000	$7,500 (+5.6)%	$70,000	212,500

Gary L. Loebig (3) Interim President and Chief Executive Officer	185,000	9,250 (+5.0)%	None	194,250

Brendan M. O’Connor (4) Executive Vice President and Chief Technical Officer	185,000	9,250 (+5.0)%	None	194,250

P. Howard Chalmers Senior Vice President of Planning and Corporate Communications	180,000	9,000 (+5.0)%	None	189,000

(1)	Adjustment upon promotion to Chief Financial Officer effective April 6, 2007.
(2)	Effective March 31, 2008, Mr. Lind resigned as President, Chief Executive Officer and a director of the Company and ceased to be an executive officer of the Company. Mr. Lind remains an employee of the Company.
(3)	Effective March 31, 2008, Mr. Loebig was appointed as the Interim President and Chief Executive Officer of the Company.
(4)	Effective February 11, 2008, the role and responsibilities of Mr. O’Connor were revised such that Mr. O’Connor no longer is an executive officer of the Company but continues to retain his title as Executive Vice President and Chief Technology Officer and to serve as an employee of the Company.

Annual Incentive Bonus. The Company’s annual incentive bonus program is intended to motivate the executive officers to achieve superior Company financial performance, recognize and reward the executive officers for their contributions when superior annual performance is achieved, and provide compensation opportunities which are aligned with competitive practices. The program is designed so that the annual incentive bonus can potentially be the largest component of cash compensation only if the executive and the Company are able to meet or exceed performance-related goals that, if attained, are expected to result in an increase in overall company and shareholder value.

Under our annual incentive bonus program, the executive officers do not have pre-set performance goals or annual bonus targets, expressed as a percentage of base salary. Rather, an annual incentive bonus pool is funded as a percentage of the Company reported pre-tax income, which is the sole corporate measure of performance for the funding of the incentive bonus pool. The bonus pool funding percentage is developed and approved by the Board of Directors periodically, based on the Company’s expected performance and an assessment of appropriate awards the annual incentive bonus pool might generate given different performance levels. For the fiscal year ended September 30, 2007, the annual incentive bonus pool funding percentage was set at 4.6% of the Company’s pre-tax income. The Company realized a net pre-tax loss for the fiscal year and, as a consequence, the annual incentive bonus pool was not funded for fiscal 2007 and no annual incentive awards were paid to the Named Executive Officers for the fiscal year.

If the Company’s performance results in the funding of the annual incentive bonus pool, then the Chief Executive Officer recommends to the Compensation Committee a bonus award amount for each of the other executive officers. The Chief Executive Officer’s recommendations are based on his assessment of each such executive officer’s contribution to the execution of the Company’s business plans. The Compensation Committee considers the Chief Executive Officer’s recommendations, and may make changes to the recommended award amounts. The Chief Executive Officer’s bonus award is determined solely by the Compensation Committee based on its evaluation of his performance. Bonus award payments are typically made in the first quarter of the fiscal year following the year in which they were earned.

Due to the dynamic nature of the Company’s industry, which is driven by economic and regulatory conditions, and customer preferences, we believe that discretion in the determination of bonus award amounts is appropriate and optimizes the overall value of the bonus program. This approach facilitates teamwork and collaboration among the executive officers, and allows them to not be limited to pre-established goals should operating conditions change during the year.

In April 2007, the Compensation Committee approved quarterly cash bonus awards in the amount of $17,500 to Mr. Cieslewicz in connection with his appointment as the Company’s Chief Financial Officer. The intent of the bonus awards was to recognize his efforts as Interim Chief Financial Officer since May 2006. The bonus was discretionary, and not made under the annual incentive bonus program. The amount of the bonus was based on a recommendation by the then Chief Executive Officer and approved by the Compensation Committee. During fiscal 2007, three such quarterly bonus payments were made to Mr. Cieslewicz, totaling $52,500. These awards are reflected in the “Bonus” column in the Summary Compensation Table.

Equity-Based Incentives

We provide our executive officers with long-term compensation in the form of equity-based incentives, which are intended to align the interests of our executive officers with the interest of the Company’s shareholders by supporting the creation of long-term value for the organization, facilitate significant long-term retention, and be consistent with competitive market practices. Equity-based compensation typically represents a significant portion of each executive officer’s total compensation, and the primary equity-based incentive vehicle we have used has been stock options. Nonqualified and incentive stock options have been granted to the Company’s executive officers and other employees. The Company expects to continue to issue stock options to new employees as they are hired, as well as to current employees as incentives from time to time. Our rationale for granting stock options is as follows:

•	We believe that stock options are highly effective at aligning the long-term interests of our executive officers with the interests of our shareholders;

•	The grant of stock options to executive officers has been an essential ingredient to enabling us to achieve our growth and attain our business objectives; and

•

We regularly face significant legal, regulatory and competitive challenges to our business that require extraordinary commitments of time and expertise by our executive officers, who have met these challenges and made these extraordinary commitments, largely because of the reward and incentive provided by the historical and prospective grant of stock options.

The Compensation Committee periodically reviews the need to make grants of stock options to the executive officers, typically based on recommendations from management. When approving the grant of stock options, the Compensation Committee considers the number and terms of options previously granted, industry practices, the executive officer’s level of responsibility, and assumed potential stock value in the future.

Stock options are awarded under the Company’s stock plans – the 1996 Stock Incentive Plan, the 2000, 2001, 2002, 2003 Stock Option Plans, and an Ad Hoc Stock Option Plan. Individual grants of options are documented by stock option agreements which contain the specific terms and provisions pertaining to each grant, including vesting, option term, exercise price, and termination provisions. Options granted to the executive officers and other employees generally vest over four years and expire ten years from the date of grant.

The exercise price of stock options granted to executive officers is equal to the market value of a share of Company stock on the date of grant. Therefore, our executive officers will receive no benefit from the stock options unless the value of a share of common stock exceeds the exercise price.

During the fiscal year ended September 30, 2007, the Compensation Committee approved a grant of 100,000 stock options to Mr. Cieslewicz in connection with his appointment as the Company’s Chief Financial Officer. The nature and size of this award to Mr. Cieslewicz was determined in conjunction with the increase to his base salary, and recognizes his key contributions to the Company as well as the need to retain his services on a long-term basis. The award consisted of a combination of 23,628 incentive stock options, or ISOs, and 76,372 nonqualified stock options, or NQSOs. The options will vest and become exercisable over four years. Specifically, 3,304 ISOs and 21,696 NQSOs will vest on each of the first and second anniversaries of the date of grant, and 8,510 ISOs and 16,490 NQSOs will vest on each of the third and fourth anniversaries of the date of grant. The Company typically grants ISOs to executive officers and other employees in order to take advantage of the tax benefits the ISOs afford to the optionee, in accordance with Section 422 of the Internal Revenue Code (and any successor provision of the Code having a similar intent).

Other than the stock option award to Mr. Cieslewicz, none of the other Named Executive Officers received grants of stock options or any other form of equity-based incentives during the fiscal year ended September 30, 2007.

Our equity-based incentive awards are designed to comply with Section 162(m) of the IRS code to allow tax deductibility of the awards.

Benefit Programs and Perquisites

We provide our executive officers with benefits that are intended to be a part of a competitive total compensation package and that will permit us to attract and retain highly-qualified executives. These benefits include health and welfare benefits, a retirement and savings plan, and a perquisite limited to the Chief Executive Officer. Each of these benefits is described below.

Health and Welfare Benefits. The Company’s benefits program is designed to provide employees (including the executive officers) and their families with security and well being, and is an important part of the total compensation package. These benefits are divided into the following major categories:

•	Health Care Benefits – medical, dental and vision insurance coverage;

•	Life and disability Benefits – basic, optional life and accident insurance as well as short and long-term disability coverage;

•	Flexible Spending Accounts – health care and dependent care tax-free accounts; and

•	Work Life Benefits – employee assistance with everyday issues, financial and legal issues, parenting, childcare, education and elder care.

Executive officers participate in these benefits programs on the same relative basis as our other employees.

Retirement and Savings. The Company maintains an employee retirement and savings plan pursuant to Section 401(k) of the Internal Revenue Code, or the 401(k) Plan. The purpose of the 401(k) Plan is to permit employees, including executive officers, to accumulate funds for retirement on a tax-advantaged basis. Specifically, the 401(k) Plan permits each eligible employee to contribute on a pre-tax basis a portion of his compensation to the 401(k) Plan (for calendar year 2007, the maximum amount of compensation that may be contributed to the 401(k) Plan was $15,500). The Company makes a matching contribution to the 401(k) Plan that is equal to 100% of the first 3% of compensation contributed by employees and 50% of the next 2% of compensation contributed by employees to the 401(k) Plan.

The Company does not maintain a tax-qualified defined benefit retirement plan. In addition, the Company does not maintain any non qualified supplemental retirement plans or deferred compensation plans for the executive officers.

Perquisites. The Company does not provide perquisites to executive officers, except for monthly club membership dues that are paid on the Chief Executive Officer’s behalf. This club membership is primarily used for business purposes, including sales and customer entertainment and Board of Directors dinners. The value of this benefit to Mr. Lind in the fiscal year ended September 30, 2007, is included in the “All Other Compensation” column in the Summary Compensation Table.

Compensation of the Chief Executive Officer

Mr. Lind served as our Chief Executive Officer throughout the fiscal year ended September 30, 2007. He resigned as Chief Executive Officer, President and as a director of the Company effective March 31, 2008. Mr. Lind’s base salary was established in 2004 pursuant to his employment agreement (described below) and had not been adjusted since that time. As discussed above, the annual incentive bonus payments Mr. Lind was eligible for during fiscal year 2007 were subject to (i) the overall performance of the Company resulting in the funding of the annual incentive bonus pool; and (ii) the discretion of the Compensation Committee, based on its assessment of his individual performance and contribution. The Compensation Committee periodically reviews the need to make grants of stock option to our Chief Executive Officer. Based on the number of outstanding options held by Mr. Lind, the Committee did not grant additional options to Mr. Lind in fiscal 2007 and had not granted him stock options since September 2003.

Gary L. Loebig was appointed Interim President and Chief Executive Officer on March 31, 2008. In connection with his appointment to such offices, the Board approved an increase, effective march 31, 2008, in Mr. Loebig’s annual base salary to $450,000, an amount equal to Mr. Lind’s annual base salary as Chief Executive Officer and President immediately prior to his resignation from such offices.

EMPLOYMENT ARRANGEMENTS AND CHANGE-IN-CONTROL BENEFITS

The Company is party to an employment agreement with our former Chief Executive Officer and President, Mr. Lind. We do not have employment agreements with any current executive officers or any employee other than Mr. Lind. In addition, the Company has entered into certain stock option agreements with Mr. Lind that contain provisions that are not provided for in the stock option agreements with our current executive officers or other employees.

Employment Agreement with Clifton E. Lind. On September 9, 2004, we entered into an employment agreement with Mr. Lind, (the “Employment Agreement”), that sets forth certain terms and conditions relating to Mr. Lind’s employment with the Company as our Chief Executive Officer and President. Mr. Lind resigned from such offices and as a director of the Company effective March 31, 2008. Mr. Lind remains an employee of the Company following his resignation as an executive officer and director of the Company and, as of the date of this Proxy Statement, the Company is in discussions with Mr. Lind regarding the compensation terms of his continued service to the Company, including his receipt of any benefits, including severance amounts, Mr. Lind would have otherwise been eligible to receive upon the termination of his service as Chief Executive Officer and President under the terms of the Employment Agreement. The determination of these compensation terms will likely result in a termination or material modification of the Employment Agreement.

The Employment Agreement currently provides that Mr. Lind will receive an annual base salary of $450,000 and will be eligible to receive incentive compensation on an annual basis as determined by the Compensation Committee, based upon a performance review of Mr. Lind performed by the Compensation Committee (and subject to the funding of the annual incentive bonus pool, based on the Company’s performance). The Employment Agreement also specifies that Mr. Lind will be eligible to receive all customary and usual fringe and other benefits generally available to our executive officers, in accordance with the terms and conditions of any applicable benefit plans, including group health, life and disability insurance and 401(k) Plan.

In the event that Mr. Lind’s employment is terminated without cause or Mr. Lind terminates his employment for good reason (as defined in the Employment Agreement) during the term of the Employment Agreement, subject to Mr. Lind’s observance of the surviving terms thereof and Mr. Lind’s execution of a full general release, the Employment Agreement currently provides that Mr. Lind would be entitled to the following benefits: (i) his base salary for 18 months, in equal monthly installments, following the date of termination, (ii) one year of his projected incentive compensation pro rated for the percentage of the year that has elapsed as of the date of such termination, and (iii) full acceleration of the vesting of any unvested stock options that he holds. In the event that Mr. Lind voluntarily resigns as President and Chief Executive Officer, for any reason, Mr. Lind would be entitled to receive his base salary for 18 months, in equal monthly installments, following the date of termination and one year of his projected incentive compensation.

In recognition for the aforementioned benefits, upon the termination of Mr. Lind’s employment for any reason, the Employment Agreement currently provides that Mr. Lind would be prohibited from (i) working for, providing assistance to, or investing in (subject to certain exceptions) any business that is competitive with that of the Company for a period of 18 months, (ii) soliciting any of our customers or prospective customers for a period of 12 months, (iii) making disparaging remarks about the Company for a period of 12 months, (iv) soliciting any of our employees for a period of 18 months, and (v) disclosing any of our confidential information. Further, Mr. Lind’s right to receive the benefits identified in the preceding paragraph upon a qualifying termination of his employment is subject to his execution of a full general release.

Stock Option Agreements with Clifton E. Lind. In addition to the change-in-control vesting provisions described above, our stock option agreements with Mr. Lind provide for full vesting of all nonvested stock options held by Mr. Lind upon his termination for good reason. Good reason, as defined in the agreement, relates to a diminution of Mr. Lind’s salary, position or responsibilities. If Mr. Lind’s employment is involuntarily terminated without “cause” or voluntarily terminated other than for good reason, these stock option agreements then provide for the immediate vesting of Mr. Lind’s outstanding stock options governed by such agreements to the extent such options would have otherwise vested if Mr. Lind had remained employed with the Company for an additional two years beyond his date of termination.

Change-in-Control Benefits. Generally, the Company does not provide executive officers with any special benefits that are triggered solely upon a change-in-control. However, upon a change-in-control, virtually all of the Company’s outstanding stock options, including those held by our executive officers, become full vested. Change-in-control generally refers to certain corporate transactions involving the Company such as a merger or consolidation, sale of assets, dissolution or the acquisition by any person of at least 51% of our voting stock. The Compensation Committee believes that for senior executives, including the Named Executive Officers, accelerated vesting of stock options in the event of a change-in-control is generally appropriate because in some change-in-control situations, equity of the target company is cancelled making immediate acceleration necessary in order to preserve the value of the option grants. In addition, the Company relies on long-term incentive awards to provide our executive officers with the opportunity to accumulate substantial resources to fund their retirement income, and the Compensation Committee believes that a change in control event is an appropriate liquidation point for awards designed for such purpose.

General Severance Plan. In June 2006, the Company established the Multimedia Games, Inc. Severance Plan for Select Employees (“Severance Plan”). Under this plan, and other than for Mr. Lind as provided for in his Employment Agreement, it is at the discretion of the Plan Administrator, and subject to approval by the Company’s Chief Executive Officer, whether an executive officer, or any employee, would be entitled to receive any cash severance benefits due to an involuntary termination of employment. However, in no event may cash severance benefits exceed twice an executive officer’s annual compensation (generally defined as base salary) for the calendar year preceding the calendar year during which the executive officer involuntarily terminated. The Severance Plan Administrator is the Company’s Senior Vice President of Human Resources.

Under the Severance Plan, there are no commitments for the Company to make severance payments to any employee, including any of the Named Executive Officers. Any payments made pursuant to the Plan are determined on a case-by-case basis. No payments were made under the Severance Plan to any current or former executive officers during the fiscal year ended September 30, 2007.

Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code restricts deductibility of executive compensation paid to our Chief Executive Officer and each of the four other most highly compensated executive officers holding office at the end of any year to the extent such compensation exceeds $1,000,000 for any of such officers in any year and does not qualify for an exception under Section 162(m) or related regulations. The Committee’s policy is to qualify its executive compensation for deductibility under applicable tax laws to the extent practicable. Income related to stock options granted under our equity compensation plans generally qualifies for an exemption from these restrictions imposed by Section 162(m). In the future, the Committee will continue to evaluate the advisability of qualifying its executive compensation for full deductibility.

REPORT OF THE COMPENSATION COMMITTEE

We, the Compensation Committee of the Board of Directors, have reviewed and discussed the foregoing Compensation Discussion and Analysis with the management of the Company. Based on such review and discussion, we are of the opinion that the executive compensation policies and plans provide appropriate compensation to properly align the Company’s performance and the interests of its shareholders through the use of competitive and equitable executive compensation in a balanced and reasonable manner, for both the short and long-term. Accordingly, we have recommended to the Board of Directors that the foregoing Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2007, and in the proxy statement relating to the Company’s 2008 Annual Meeting of Shareholders.

Submitted by the Compensation Committee of the Board of Directors:

COMPENSATION COMMITTEE

John M. Winkelman
Emanuel R. Pearlman

SUMMARY COMPENSATION TABLE

The following summary compensation table sets forth information concerning aggregate compensation earned by or paid to (i) the individual serving as our Chief Executive Officer during our 2007 fiscal year, (ii) the individual serving as our Chief Financial Officer during our 2007 fiscal year, and (iii) our three other most highly compensated executive officers who served in such capacities as of September 30, 2007. We refer to these individuals as our “Named Executive Officers”

Name and Principal Position	Fiscal Year	Salary ($)	Bonus (1) ($)	Stock Awards ($)	Stock Option Awards (2) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation (3) ($)	Total ($)

Clifton E. Lind (4) Former President and Chief Executive Officer	2007	450,000	—	—	80,220	—	—	17,493	547,713

Randy S. Cieslewicz (5) Vice President and Chief Financial Officer	2007	176,346	52,500	—	113,868	—	—	8,554	351,268

Gary L. Loebig (6) Interim President and Chief Executive Officers	2007	192,827	—	—	53,251	—	—	7,414	253,492

Brendan M. O’Connor (7) Executive Vice President and Chief Technical Officer	2007	192,827	—	—	42,601	—	—	7,843	243,270

P. Howard Chalmers Senior Vice President of Planning and Corporate Communications	2007	187,616	—	—	56,707	—	—	7,625	251,948

(1)	In connection with his appointment as the Company’s Chief Financial Officer, three cash bonus award payments, each in the amount of $17,500 were made to Mr. Cieslewicz in recognition of his efforts and service as Interim Chief Financial Officer between May 2006 and April 2007.
(2)	Amounts disclosed in the “Option Awards” column relate to grants of stock options made under one or more of the Company’s stock option plans (See “Item 11. Executive Compensation”). With respect to each stock option grant, the amounts disclosed generally reflect the compensation cost that the Company recognized for financial accounting purposes in fiscal 2007, in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), or FAS 123R. Generally, FAS 123R requires the full grant-date fair value of a stock option award to be amortized and recognized as compensation cost over the service period that relates to the award.
(3)	Amounts disclosed in the “All Other Compensation” column generally reflect the Company’s contributions to the 401(k) Plan accounts of each Named Executive Officer. In addition, for Mr. Lind, amounts disclosed in the “All Other Compensation” column also include the Company’s reimbursement to Mr. Lind for his payment of luncheon club membership dues in the amount of $1,562.
(4)	Effective March 31, 2008, Mr. Lind resigned as President, Chief Executive Officer and a director of the Company and ceased to be an executive officer of the Company. Mr. Lind remains an employee of the Company.
(5)	Mr. Cieslewicz was appointed as the Company’s Chief Financial Officer on April 6, 2007. He had previously served as Interim Chief Financial Officer since May 2006.
(6)	Effective March 31, 2008, Mr. Loebig was appointed as the Interim President and Chief Executive Officer of the Company.
(7)	Effective February 11, 2008, the role and responsibilities of Mr. O’Connor were revised such that Mr. O’Connor no longer is an executive officer of the Company but continues to retain his title as Executive Vice President and Chief Technology Officer and serves as an employee of the Company.

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2007

The following table provides information regarding grants of plan-based awards made to each of the Named Executive Officers during the fiscal year ended September 30, 2007.

			Estimated future payouts under equity incentive plan awards
Name	Grant Date	Date Award Approved	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All other Option Awards: Number of Securities Underlying Options (1)	Exercise or Base Price of Options Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (2)
Mr. Cieslewicz	4/6/07	4/6/07	—	—	—	—	23,628	11.75	155,574
	4/6/07	4/6/07	—	—	—	—	76,372	11.75	502,856

1.	On April 6, 2006, the Board of Directors approved an award to Mr. Cieslewicz of 100,000 stock options in connection with his appointment as the Company’s Chief Financial Officer. These awards were issued under the Company’s 2001 Stock Option Plan and are in the form of a combination of 23,628 incentive stock options, or ISOs, and 76,372 nonqualified stock options, or NQSOs. The options will vest and become exercisable over four years. Specifically, 3,304 ISOs and 21,696 NQSOs will vest on each of the first and second anniversaries of the date of grant, and 8,510 ISOs and 16,490 NQSOs will vest on each of the third and fourth anniversaries of the date of grant. The Company made no other stock or option awards during fiscal year 2007.
2.	The amounts disclosed in the “Grant date fair value of stock and option awards” column were computed in accordance with FAS 123R.

OUTSTANDING EQUITY AWARDS AT 2007 FISCAL YEAR-END

The following table provides information concerning the current holdings of stock options by the Named Executive Officers as of September 30, 2007. This table includes unexercised and unvested option awards. Individual equity grants are shown separately for each such Named Executive Officer.

		Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($) (2)	Option Expiration Date
Clifton E. Lind (3)	12/31/97	37,500	—	1.2709	12/31/07
	5/29/00	54,000	—	1.0000	5/29/10
	9/21/01	30,000	—	3.7667	9/21/11
	9/21/01	300,000	—	3.7667	9/21/11
	3/21/01	133,024	—	2.3959	3/21/11
	9/24/02	40,000	—	8.2750	9/24/12
	11/13/02	10,774	—	9.2800	11/13/12
	11/13/02	389,226	—	9.2800	11/13/12
	9/24/03	40,000	—	16.8125	9/24/13

	Total	1,034,524	—

Randy S. Cieslewicz	1/24/02	70,000	—	10.1500	1/24/12
	3/25/05	—	6,250	7.6100	3/25/15
	8/4/05	3,750	7,500	9.9700	8/4/15
	4/6/07	—	23,628	11.7500	4/6/17
	4/6/07	—	76,372	11.7500	4/6/17

	Total	73,750	113,750

Gary L. Loebig (4)	3/21/01	20,000	—	2.3959	3/21/11
	3/21/01	19,102	—	2.3959	3/21/11
	9/21/01	8,436	—	3.7667	9/21/11
	9/21/01	141,564	—	3.7667	9/21/11
	3/25/05	25,000	25,000	7.6100	3/25/15

	Total	214,102	25,000

Brendan M. O’Connor (5)	2/19/00	112,500	—	1.0000	2/19/10
	2/19/00	120,000	—	1.2709	2/19/10
	2/19/00	42,000	—	1.4167	2/19/10
	2/19/00	81,000	—	1.4167	2/19/10
	9/21/01	18,750	—	3.7667	9/21/11
	9/21/01	18,750	—	3.7667	9/21/11
	3/25/05	20,000	20,000	7.6100	3/25/15

	Total	413,000	20,000

P. Howard Chalmers	11/13/02	32,322	—	9.2800	11/13/12
	11/13/02	78,150	—	9.2800	11/13/12
	11/13/02	2,026	—	9.2800	11/13/12
	10/15/04	1	—	12.0950	10/15/14
	10/15/04	19,999	—	12.0950	10/15/14
	3/25/05	5,193	11,443	7.6100	3/25/15
	3/25/05	7,307	1,057	7.6100	3/25/15

	Total	144,998	12,500

(1)	All options are subject to ratable vesting over four years. Specifically, options vest 25% on each of first four anniversaries of their grant.
(2)	The option exercise price is equal to the closing share price of the Company’s stock on the day of grant.
(3)	Effective March 31, 2008, Mr. Lind resigned as President, Chief Executive Officer and a director of the Company and ceased to be an executive officer of the Company. Mr. Lind remains an employee of the Company.
(4)	Effective March 31, 2008, Mr. Loebig was appointed as the Interim President and Chief Executive Officer of the Company.
(5)	Effective February 11, 2008, the role and responsibilities of Mr. O’Connor were revised such that Mr. O’Connor no longer is an executive officer of the Company but continues to retain his title as Executive Vice President and Chief Technology Officer and to serve as an employee of the Company.

OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2007

The following table provides information regarding stock options exercised during the fiscal year ended September 30, 2007, including the number of shares acquired upon exercise and the value (value of common stock in excess of exercise price at date of exercise) realized, before payment of applicable withholding tax.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Clifton E. Lind (1)	42,810	482,216
Randy S. Cieslewicz	6,875	15,169
Gary L. Loebig (2)	191,060	2,100,516
Brendan M. O’Connor (3)	—	—
P. Howard Chalmers	—	—

(1)	Effective March 31, 2008, Mr. Lind resigned as President, Chief Executive Officer and a director of the Company and ceased to be an executive officer of the Company. Mr. Lind remains an employee of the Company.
(2)	Effective March 31, 2008, Mr. Loebig was appointed as the Interim President and Chief Executive Officer of the Company.
(3)	Effective February 11, 2008, the role and responsibilities of Mr. O’Connor were revised such that Mr. O’Connor no longer is an executive officer of the Company but continues to retain his title as Executive Vice President and Chief Technology Officer and to serve as an employee of the Company.

PENSION BENEFITS IN FISCAL YEAR 2007

The Company does not maintain a tax-qualified defined benefit retirement plan.

NONQUALIFIED DEFERRED COMPENSATION IN FISCAL YEAR 2007

The Company does not maintain any non-qualified supplemental retirement plans or deferred compensation plans for our executive officers.

POTENTIAL TERMINATION PAYMENTS

This section describes and quantifies potential payments that may be made or benefits that may provided to each Named Executive Officer at, following, or in connection with the resignation, severance, retirement, or other termination of the Named Executive Officer or a change of control of the Company. For this purpose, it is assumed that each of the foregoing events occurred on the last day of the Company’s fiscal year ended September 30, 2007. The determination of potential payments and benefits is based on specific factors and assumptions which are further discussed below. Since these factors and assumptions are subject to change, the payments and benefits that may actually be made to a Named Executive Officer may differ materially from the payments and benefits disclosed in this section.

Clifton E. Lind

Termination Event	Cash Severance (1) ($)	Acceleration and Other Benefits from Stock Options (2) ($)	Other ($)	Total ($)
Retirement	675,000	—	—	675,000
Death or Disability	—	—	—	—
Voluntary Resignation	675,000	—	—	675,000
Termination for Cause	—	—	—	—
Involuntary Termination without Cause, or Voluntary Resignation for Good Reason	675,000	—	—	675,000
Change in Control without Termination	—	—	—	—
Termination without Cause following a Change in Control	675,000	—	—	675,000

(*)	Effective March 31, 2008, Mr. Lind resigned as President, Chief Executive Officer and a director of the Company and ceased to be an executive officer of the Company. Mr. Lind remains an employee of the Company following his resignation as an executive officer and director of the Company and, as of the date of this Proxy Statement, the Company is in discussions with Mr. Lind regarding the compensation terms of his continued service to the Company, including his receipt of any benefits, including severance amounts, Mr. Lind would have otherwise been eligible to receive upon the termination of his service as Chief Executive Officer and President under the terms of Mr. Lind’s existing Employment Agreement. The determination of these compensation terms will likely result in a termination or material modification of Mr. Lind’s existing Employment Agreement.
(1)	Pursuant to Mr. Lind’s Employment Agreement, the amounts reflect the value of 18 months of salary continuation, based on his base salary of $450,000 as of September 30, 2007. As described in the discussion of his Employment Agreement (see “Item 11. Executive Compensation”), Mr. Lind is also entitled to receive an additional cash severance benefit related to his expected incentive compensation for the year of termination. The values disclosed in the “Cash Severance” column do not include payments attributable to the incentive compensation plan, given that: a) it is unknown as to whether relevant performance-based milestones have been satisfied by both the Company and the Executive relative to future years in which Mr. Lind’s termination could occur; and b) individual awards are subject to the discretion of the Compensation Committee.
(2)	All of Mr. Lind’s outstanding stock options were vested as of September 30, 2007.

Randy S. Cieslewicz

Termination Event	Cash Severance (1) ($)	Acceleration and Other Benefits from Stock Options (2) ($)	Other ($)	Total ($)
Retirement	—	—	—	—
Death or Disability	—	5,688	—	5,688
Voluntary Resignation	—	—	—	—
Termination for Cause	—	—	—	—
Involuntary Termination without Cause, or Voluntary Resignation for Good Reason	212,500	5,688	—	218,188
Change in Control without Termination	—	5,688	—	5,688
Termination without Cause following a Change in Control	212,500	5,688	—	218,188

(1)	Pursuant to the Company’s General Severance Plan, Mr. Cieslewicz would, at the discretion of the Plan Administrator, be eligible to receive cash severance benefits not to exceed twice his annual compensation. For purposes of this disclosure, the amounts reflect the lump sum payment equal to 12 months of his annual base salary of $212,500 as of September 30, 2007.
(2)	The amounts reflect the aggregate in-the-money value of all nonvested outstanding stock options, based on the Company’s closing share price of $8.52 on September 30, 2007.

Gary L. Loebig

Termination Event	Cash Severance (1) ($)	Acceleration and Other Benefits from Stock Options (2) ($)	Other ($)	Total ($)
Retirement	—	—	—	—
Death or Disability	—	22,750	—	22,750
Voluntary Resignation	—	—	—	—
Termination for Cause	—	—	—	—
Involuntary Termination without Cause, or Voluntary Resignation for Good Reason	194,250	22,750	—	217,000
Change in Control without Termination	—	22,750	—	22,750
Termination without Cause following a Change in Control	194,250	22,750	—	217,000

(*)	Effective March 31, 2008, Mr. Loebig was appointed as the Interim President and Chief Executive Officer of the Company.
(1)	Pursuant to the Company’s General Severance Plan, Mr. Loebig would, at the discretion of the Plan Administrator, be eligible to receive cash severance benefits not to exceed twice his annual compensation. For purposes of this disclosure, the amounts reflect the lump sum payment equal to 12 months of his annual base salary of $194,250 as of September 30, 2007.
(2)	The amounts reflect the aggregate in-the-money value of all nonvested outstanding stock options, based on the Company’s closing share price of $8.52 on September 30, 2007.

Brendan M. O’Connor

Termination Event	Cash Severance (1) ($)	Acceleration and Other Benefits from Stock Options (2) ($)	Other ($)	Total ($)
Retirement	—	—	—	—
Death or Disability	—	18,200	—	18,200
Voluntary Resignation	—	—	—	—
Termination for Cause	—	—	—	—
Involuntary Termination without Cause, or Voluntary Resignation for Good Reason	194,250	18,200	—	212,450
Change in Control without Termination	—	18,200	—	18,200
Termination without Cause following a Change in Control	194,250	18,200	—	212,450

(*)	Effective February 11, 2008, the role and responsibilities of Mr. O’Connor were revised such that Mr. O’Connor no longer is an executive officer of the Company but continues to retain his title as Executive Vice President and Chief Technology Officer and to serve as an employee of the Company.
(1)	Pursuant to the Company’s General Severance Plan, Mr. O’Connor would, at the discretion of the Plan Administrator, be eligible to receive cash severance benefits not to exceed twice his annual compensation. For purposes of this disclosure, the amounts reflect the lump sum payment equal to 12 months of his annual base salary of $194,250 as of September 30, 2007.
(2)	The amounts reflect the aggregate in-the-money value of all nonvested outstanding stock options, based on the Company’s closing share price of $8.52 on September 30, 2007.

P. Howard Chalmers

Termination Event	Cash Severance (1) ($)	Acceleration and Other Benefits from Stock Options (2) ($)	Other ($)	Total ($)
Retirement	—	—	—	—
Death or Disability	—	11,375	—	11,375
Voluntary Resignation	—	—	—	—
Termination for Cause	—	—	—	—
Involuntary Termination without Cause, or Voluntary Resignation for Good Reason	189,000	11,375	—	200,375
Change in Control without Termination	—	11,375	—	11,375
Termination without Cause following a Change in Control	189,000	11,375	—	200,375

(1)	Pursuant to the Company’s General Severance Plan, Mr. Chalmers would, at the discretion of the Plan Administrator, be eligible to receive cash severance benefits not to exceed twice his annual compensation. For purposes of this disclosure, the amounts reflect the lump sum payment equal to 12 months of his annual base salary of $189,000 as of September 30, 2007.
(2)	The amounts reflect the aggregate in-the-money value of all nonvested outstanding stock options, based on the Company’s closing share price of $8.52 on September 30, 2007.

CERTAIN INFORMATION NOT DEEMED INCORPORATED BY REFERENCE

IN ANY SECURITIES AND EXCHANGE COMMISSION FILINGS

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933 (the “Securities Act”) or the 1934 Act that might incorporate all or portions of future filings, including this proxy statement, with the SEC, in whole or in part, the Report of the Compensation Committee of our Board of Directors and the Report of the Audit Committee of our Board of Directors shall not be deemed to be incorporated by reference into any such filing or deemed to be “soliciting material” or “filed” with the SEC under the Securities Act or the 1934 Act, or subject to the liabilities of Section 18 of the 1934 Act. In addition, this Proxy Statement includes certain website addresses intended to provide inactive, textural references only. The information on these websites shall not be deemed part of the Proxy Statement.

DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS

2009 ANNUAL MEETING

Shareholders who, in accordance with SEC Rule 14a-8, wish to present proposals for inclusion in our proxy statement and form of proxy for our next annual meeting must submit their proposals so that they are received by us at our principal executive offices, addressed to our Corporate Secretary, no later than December 19, 2008. Shareholder proposals not submitted for inclusion in next year’s proxy statement and form of proxy, but instead sought to be presented directly at our next annual meeting of shareholders, may be brought before the annual meeting so long as we receive notice of the proposal, addressed to the Corporate Secretary, at our principal executive offices, no later than December 19, 2008. If received after December 19, 2008, such proposals will be considered untimely. Unless we receive notice in the manner and by the dates specified above, the proxy holders shall have discretionary authority to vote for or against any such proposal presented at our next annual meeting of shareholders.

ANNUAL REPORT

A copy of our annual report for the 2007 fiscal year, including Amendment No. 1 thereto, has been mailed concurrently with this Proxy Statement to all shareholders entitled to notice of and to vote at the annual meeting. The annual report, including the amendment thereto, is not incorporated into this Proxy Statement and is not considered proxy solicitation material.

FORM 10-K

We filed an annual report on Form 10-K with the SEC on December 14, 2007, and an Amendment No. 1 on Form 10-K/A thereto with the SEC on January 28, 2008. Shareholders may obtain a copy of our annual report, including the amendment thereto, without charge, by writing to our Corporate Secretary at our principal executive offices, located at 206 Wild Basin Rd, Bldg B, Suite 400, Austin, Texas 78746.

By order of the Board of Directors

Gary L. Loebig
Interim President Chief Executive Officer

Austin, Texas
April 18, 2008

ANNUAL MEETING OF SHAREHOLDERS OF

MULTIMEDIA GAMES, INC.

May 29, 2008

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

i  Please detach along perforated line and mail in the envelope provided.  i

¢ 20530000000000001000 6	052908

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2. PLEASE SIGN, DATE
AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE   ☒

				FOR	AGAINST	ABSTAIN
1. Election of Directors.	NOMINEES:		2. To ratify the appointment of BDO Seidman, LLP as the independent registered public accountants of Multimedia Games, Inc. for the fiscal year ending September 30, 2008.	☐	☐	☐
☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instruction below)	O Michael J. Maples, Sr. O Neil E. Jenkins O Emanuel R. Pearlman O Robert D. Repass O John M. Winkelman

3.     To transact such other business as may properly come before the meeting or any postponements or adjournments thereof, including approving any such postponement or adjournment, if necessary.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF ALL THE DIRECTOR NOMINEES LISTED ABOVE AND IN FAVOR OF THE APPOINTMENT OF BDO SEIDMAN, LLP.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF NO SPECIFICATION IS MADE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR EACH OF THE ABOVE PERSONS AND PROPOSALS, AND FOR SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AS THE BOARD OF DIRECTORS MAY RECOMMEND OR, IN THE ABSENCE OF A RECOMMENDATION, AS THE PROXY HOLDERS DEEM ADVISABLE.

TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT AS PROMPTLY AS POSSIBLE.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

Please check, if you intend to attend
			the Annual Shareholders Meeting:		☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:
Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
¢	¢

0                ¢

THE PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

MULTIMEDIA GAMES, INC.

206 Wild Basin

Building B, Fourth Floor

Austin, Texas 78746

(512) 334 7500

PROXY FOR 2008 ANNUAL MEETING OF SHAREHOLDERS, MAY 29, 2008

The undersigned shareholder(s) of Multimedia Games, Inc., a Texas corporation, hereby revokes all previous proxies, acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, and hereby appoints Michael J. Maples and Randy S. Cieslewicz, and each of them, the Proxies and Attorneys in Fact of the undersigned, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2008 Annual Meeting of Shareholders of Multimedia Games, Inc. to be held on May 29, 2008 at 9:30 a.m., local time, at the offices of our outside legal counsel, DLA Piper US LLP, located at 1221 South Mopac Expressway, Suite 400, Austin, Texas, 78746, and at any adjournment or postponement thereof, and to vote all shares of common stock which the undersigned would be entitled to vote if personally present on any of the following matters and with discretionary authority as to any and all other matters that may properly come before the meeting.

(Continued and to be signed on the reverse side)

¢	14475¢